FOR IMMEDIATE RELEASE

Company Contact: Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	Investor Contact: Timothy Dolan Integrated Corporate Relations 617-956-6727 timothy.dolan@icrinc.com	Media Contact: Lauren Arnold/Erin DelLIano Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Reports First Quarter Revenues of $42.0 Million and
GAAP EPS of $0.09

Troy, NY - February 1, 2007 - MapInfo Corporation (Nasdaq: MAPS), the leading global provider of location intelligence solutions, today announced financial results for its first quarter of fiscal 2007.

Mark Cattini, president and chief executive officer of MapInfo, stated, "We are pleased with the company's operational performance in our first fiscal quarter, highlighted by our product revenue growing at its highest organic rate in over a year, while total revenue growth improved as expected from the previous quarter. Key contributors to our solid performance were improvement in our European execution and a strong rebound in our business with communications customers. "

Cattini added, "We believe that market awareness and demand for location intelligence solutions continues to grow, and MapInfo is uniquely positioned to capitalize on this market opportunity based on our domain expertise, large customer base and industry leading vertical solutions."

For the quarter ended December 31, 2006, MapInfo reported total revenue of $42.0 million, an increase of eight percent compared to the prior year period. For the quarter ended December 31, 2006, MapInfo delivered operating income, in accordance with accounting principles generally accepted in the United States (GAAP) of $2.5 million, an increase of six percent compared to $2.4 million in the year ago period.

GAAP net income for the quarter ended December 31, 2006 was $2.0 million and GAAP earnings per share were $0.09 per share, including a $0.03 per share net impact from non-cash stock-based compensation expense, $0.01 per share net impact from previously disclosed European severance costs and a $0.02 per share net impact from a one-time charge related to the termination of our exclusive distributor relationship in a key Asia Pacific geography.

The $0.02 Asia Pacific charge resulted from a one-time expense of approximately $750,000. The company believes its restructured go-to-market partnership strategy will significantly improve its ability to expand MapInfo's market presence in the Asia Pacific region. GAAP net income and earnings per share grew 20 percent and 13 percent, respectively, compared to the prior year period.

MapInfo had cash and investments of $95.9 million at December 31, 2006, an increase from $90.4 million at the end of the prior quarter. The company generated approximately $5.3 million in cash from operations during the first fiscal quarter 2007, an increase of 73 percent compared to the prior fiscal year period.

Cattini concluded, "Steady improvement in our global execution, progress against our strategic growth initiatives and the solid start to fiscal 2007 increases our confidence in improving our quarterly revenue growth rates while improving our profitability margins over the course of fiscal 2007."

Guidance

For the second fiscal quarter 2007, the company anticipates revenue in the range of $42.5 million to $44.5 million and GAAP earnings per share of $0.10 to $0.13. Included in the company's earnings guidance is an estimate for stock-based compensation expense of approximately $0.03 per share.

For the full year fiscal 2007, the company increases guidance to $178 million to $182 million of revenue and GAAP earnings per share in the range of $0.49 to $0.54. Included in the company's earnings guidance is an estimate for stock-based compensation expense of approximately $0.12 per share, $0.01 per share for the European severance costs and $0.02 per share for the one-time charge related to the termination of our exclusive distributor relationship in a key Asia Pacific geography.

Conference Call

The MapInfo First Quarter Earnings Conference Call will be held at 4:45 pm (EST) on Thursday, February 1, 2007. The conference call will be Webcast live at www.mapinfo.com/investors or www.investorcalendar.com. An audio replay of the call will be available starting at 6:00 pm (EST) on February 1, 2007 through February 8, 2007. To access the recording, domestic callers may dial into 877-519-4471 and international callers into 973-341-3080 (passcode: 8309693). Replays of the Webcast are also available for 90 days following the call at www.investorcalendar.com and at www.mapinfo.com/investors.

About MapInfo

MapInfo is a global company and the leading provider of location intelligence solutions, integrating software, data and services to provide greater value from location-based information and drive more insightful decisions for businesses and government organizations around the world.

MapInfo solutions are available in multiple languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, N.Y., MapInfo is on the World Wide Web at www.mapinfo.com.

Of Note

Statements in this press release regarding MapInfo's future financial performance, including statements regarding future revenue and earnings per share, statements regarding the broadening of usage of MapInfo's products in targeted vertical markets, statements regarding the prospects of favorable business conditions, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MapInfo's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent annual report on Form 10-K under the section "Risk Factors" as well as other documents that may be filed by MapInfo from time to time with the Securities and Exchange Commission. Forward-looking statements can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. MapInfo assumes no obligations to update the information included in this press release.

MapInfo Corporation and Subsidiaries
Income Statements
(in thousands, except per share data)
(unaudited)

	Three Months
	Ended December 31,

	2006	2005

Net revenues:
Products	$ 31,230	$ 28,638
Services	10,804	10,296

Total net revenues	42,034	38,934

Cost of revenues:
Products	5,711	5,058
Services	7,047	7,053

Total cost of revenues	12,758	12,111

Gross profit	29,276	26,823

Operating expenses:
Research and development	6,732	6,275
Selling and marketing	14,864	12,766
General and administrative	5,164	5,401

Total operating expenses	26,760	24,442

Operating income	2,516	2,381

Interest income	978	657
Interest expense	(233)	(278)
Other income (expense), net	(198)	(148)

Interest and other income (expense), net	547	231

Income before income taxes	3,063	2,612
Provisions for income taxes	1,113	986

Net income	$ 1,950	$ 1,626

Earnings per share	$ 0.09	$ 0.08

Average shares outstanding	22,154	21,558

MapInfo Corporation and Subsidiaries
Balance Sheets
(in thousands)

	December 31,	September 30,
	2006	2006

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 95,862	$ 90,401
Receivables - net	34,848	37,881
Inventories	737	658
Other current assets	5,594	5,130

Total current assets	137,041	134,070
Property and equipment - net	23,440	23,974
Product development costs - net	416	460
Deferred income taxes	12,119	12,901
Goodwill - net	52,728	52,052
Other intangible assets - net	9,001	9,390
Investments and other assets	1,057	1,142

Total assets	$ 235,802	$ 233,989

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 440	$ 580
Accounts payable and accrued expenses	23,323	25,414
Deferred revenue	22,350	22,100

Total current liabilities	46,113	48,094
Long-term debt	13,556	13,674
Deferred revenue, long-term	231	390
Deferred income taxes, long-term	1,626	1,920

Total liabilities	61,526	64,078

Stockholders' Equity:
Common stock	43	43
Paid-in capital	115,682	114,562
Retained earnings	58,551	55,306

Total stockholders' equity	174,276	169,911

Total liabilities and stockholders' equity	$ 235,802	$ 233,989